Exhibit 99.3

NEWS RELEASE                                              Contact: Tom Armstrong
For Immediate Release                                               203-749-7174
                                                            or ta@cannondale.com

                 Cannondale Announces Stock Delisting by NASDAQ

(Bethel, CT - 02/07/02) Cannondale Corporation (NASDAQ: BIKE) announced today that it has been notified by Nasdaq that, in accordance with Nasdaq's Marketplace Rules 4300 and 4450(f), the Company's common stock will be delisted from the Nasdaq National Market effective as of the opening of business on February 11, 2003. The Nasdaq staff's determination to delist the Company's common stock was based on concerns relating to Cannondale's bankruptcy proceedings.

Cannondale expects its common stock to trade on the Pink Sheets.

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties, including, but not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to maintain sufficient debtor-in-possession financing to fund its operations and the expenses of the Chapter 11 process; the outcome and timing of the Company's efforts to restructure and/or sell certain of its assets, including the ability of the Company to execute and close a definitive agreement with Pegasus Partners II, L.P. or any other purchaser; the Company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate a plan of reorganization with respect to the Chapter 11 proceeding; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm a plan of reorganization, to appoint a Chapter 11 trustee or to convert the case to a Chapter 7 proceeding; the ability of the Company to obtain and maintain normal terms with its vendors and dealers; the Company's ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 proceeding on the Company's liquidity or results of operations; the ability of the Company to fund and execute its business plan; the ability of the Company to attract, motivate and/or retain key executives and employees; the ability of the Company to attract and retain customers; risks and uncertainties relating to market acceptance of the Company's products; competition; the effectiveness of the Company's dealer networks and sales teams; changes in the level of discretionary consumer spending; the timing of future parts receipts, which may impact the Company's ability to fill orders; as well as those risks and uncertainties discussed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

                                     - end-